M3Sixty Funds Trust 485BPOS

Exhibit 99(n)(2)

RULE 18f-3 MULTI-CLASS PLAN

M3sixty Funds Trust

I.	Introduction

(a)	Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (“1940 Act”), this Rule 18f-3 Multi-Class Plan (“Plan”) sets forth the general characteristics of, and conditions under which the M3Sixty Funds Trust (“Trust”) may offer multiple Classes of Shares of the Funds set forth on Exhibit A hereto (each such Fund, the “Fund”). In addition, the Plan sets forth the shareholder servicing arrangements, distribution arrangements, conversion features, exchange privileges, and other shareholder services of each Class of Shares in the Fund. The Plan is intended to allow the Fund to offer multiple Classes of Shares to the fullest extent and manner permitted by Rule 18f-3 under the 1940 Act, subject to the requirements and conditions imposed by the Rule. This Plan may be revised or amended from time to time as provided below.

(b)	The Fund is authorized, as indicated below in the section “Class Arrangements,” to issue the Classes of Shares listed on Exhibit A, each of which represents interests in the Fund. Each Class of Shares of the Fund will represent interests in the same portfolio of the Fund and, except as described herein, shall have the same rights and obligations as each other Class of Shares of the Fund. Each Class of Shares shall be subject to such investment minimums and other conditions of eligibility as are set forth in the Fund's Prospectus or Statement of Additional Information, as amended from time to time.

II.	Allocation of Expenses

(a)	Pursuant to Rule 18f-3 under the 1940 Act, the Trust shall allocate to each Class of Shares in the Fund (i) any fees and expenses incurred by the Trust in connection with the distribution of such Class of Shares under a distribution plan (and related agreements) adopted for such Class of Shares pursuant to Rule 12b-1 under the 1940 Act, and (ii) any fees and expenses incurred by the Trust under a shareholder servicing plan (and related agreements) in connection with the provision of shareholder services to the holders of such Class of Shares. In addition, pursuant to Rule 18f-3, the Trust may allocate the following fees and expenses to a particular Class of Shares in a single Fund:

(i)	transfer agency fees identified by the transfer agent as being attributable to such Class of Shares;

(ii)	printing and postage expenses related to preparing and distributing materials such as shareholder reports, notices, prospectuses, reports, and proxies to current shareholders of such Class of Shares or to regulatory agencies with respect to such Class of Shares;

(iii)	blue sky registration or qualification fees incurred by such Class of Shares;

(iv)	Securities and Exchange Commission registration fees incurred by such Class of Shares;

(v)	the expense of administrative and personnel services (including, but not limited to, those of a portfolio accountant or dividend paying agent charged with calculating net asset values or determining or paying dividends) as required to support the shareholders of such Class of Shares;

(vi)	litigation or other legal expenses relating solely to such Class of Shares;

(vii)	fees of the Trustees of the Trust incurred as a result of issues particularly relating to such Class of Shares;

(viii)	independent accountants' fees relating solely to such Class of Shares; and

(ix)	any additional expenses, other than advisory or custodial fees or other expenses relating to the management of a Fund's assets, if such expenses are actually incurred in a different amount with respect to a Class that are of a different kind or to a different degree than with respect to one or more other Classes of Shares.

(b)	The initial determination of the Class expenses that will be allocated by the Trust to a particular Class of Shares and any subsequent changes thereto will be reviewed by the Board of Trustees of the Trust and approved by a vote of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust.

(c)	Income, realized and unrealized capital gains and losses, and any expenses of the Fund not allocated to a particular Class of the Fund pursuant to this Plan shall be allocated to each Class of the Fund on the basis of the net asset value of that Class in relation to the net asset value of the Fund.

III.   Dividends.   Dividends paid by the Trust with respect to each Class of Shares of the Fund, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any fees and expenses that are properly allocated to a particular Class of Shares of a Fund will be borne by that Class of Shares.

IV.   Voting Rights.  Each share of the Fund entitles the shareholder of record to one vote.  Each Class of Shares of the Fund will vote separately as a Class with respect to:

(a)	the adoption of, or material amendment to any Rule 12b-1 distribution plan, applicable to that Class of Shares, and

(b)	any other matters for which voting on a Class by Class basis is required under applicable law or interpretative positions of the staff of the Securities and Exchange Commission.

V.     Class Arrangements.  The following summarizes the front-end sales charges, contingent deferred sales charges, Rule 12b-1 fees, shareholder servicing fees, conversion features, exchange privileges, and other shareholder services applicable to each Class of Shares of the Fund.  Additional details regarding such fees and services are set forth in the Fund's current Prospectus and Statement of Additional Information.

(a)	Investor Class Shares

1.	Maximum Initial Sales Load (as a percentage of offering price): None

2.	Contingent Deferred Sales Charge: None

3.	Rule 12b-1 Distribution/Shareholder Servicing Fees: Up to 0.25% of the average daily net assets of the Fund attributable to such Investor Class Shares.

4.	Conversion Features: None

5.	Exchange Privileges: Investor Class Shares of the Fund may be exchanged for Class A Shares of any other Fund of the Trust established by the Fund's investment adviser.

6.	Other Shareholder Services: The Trust offers a Systematic Withdrawal Plan and Automatic Investment Plan to holders of Investor Class Shares of the Fund.

(b)	Institutional Class Shares

1.	Maximum Initial Sales Load (as a percentage of offering price): None

2.	Contingent Deferred Sales Charge: None

3.	Rule 12b-1 Distribution/Shareholder Servicing Fees: None

4.	Conversion Features: None

5.	Exchange Privileges: Institutional Class Shares of the Fund may be exchanged for Institutional Class Shares of any other Fund of the Trust established by the Fund's investment adviser.

6.	Other Shareholder Services: The Trust offers a Systematic Withdrawal Plan and Automatic Investment Plan to holders of Institutional Class Shares of the Fund.

VI.  Board Review.  The Board of Trustees of the Trust shall review this Plan as frequently as they deem necessary.  Prior to any material amendment(s) to this Plan, the Trust's Board of Trustees, including a majority of the Trustees that are not interested persons of the Trust, shall find that the Plan, as proposed to be adopted or amended (including any proposed amendments to the method of allocating Class and/or Fund expenses), is in the best interest of each Class of Shares of each Fund individually and the Trust as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Trustees of the Trust shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan.

Adopted: April 20, 2020

Exhibit A

Series	Share Classes
Cognios Large Cap Value Fund	1. Investor Class
2. Institutional Class
Cognios Market Neutral Large Cap Fund	1. Investor Class
2. Institutional Class

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